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                                                                      EXHIBIT 99

                                                          (MANORCARE LOGO)
                                                          News Release

CONTACT:
Geoffrey G. Meyers, Chief Financial Officer
419/252-5545
e-mail gmeyers@hcr-manorcare.com


        MANOR CARE TO REFINANCE CREDIT FACILITY AND ISSUE $200 MILLION OF
            SENIOR NOTES AND $90 MILLION OF SENIOR CONVERTIBLE NOTES

       BOARD ALSO AUTHORIZES ADDITIONAL $100 MILLION FOR SHARE REPURCHASE

      TOLEDO, Ohio, April 9, 2003 -- Manor Care, Inc. (NYSE:HCR) announced today that it has arranged for a refinancing package to replace its $500 million credit facility due to expire in September 2003. A new three-year $200 million bank credit commitment has been negotiated with a group of banks. In tandem with the new bank facility, Manor Care also plans to issue $200 million of Senior Notes due 2013. The Senior Notes will benefit from exchange and registration rights, and contain an optional redemption provision and restrictions on liens and mergers comparable to the company's outstanding 8% Senior Notes due 2008.

      Manor Care also plans to issue $90 million ($100 million if an option to be granted to initial purchasers is exercised in full) of Convertible Senior Notes due 2023. The notes will be convertible, at a conversion price per share to be determined, into Manor Care common stock under certain circumstances. It is expected that the Convertible Senior Notes will be interest-bearing and that they may bear contingent interest in certain circumstances.

      The Senior Notes, the Convertible Senior Notes and the Manor Care common issuable upon conversion of the Convertible Senior Notes have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be offered or sold in the United States or to U.S. persons absent registration or an



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Manor Care Announces Refinancing, Page 2



applicable exemption from the registration requirements.

      Manor Care also announced that its Board of Directors has authorized another $100 million for the repurchase of company shares through 2004. This is in addition to the $100 million announced in January of this year. Shares will be purchased with cash flow from operations and from the proceeds generated from the issuance of the Convertible Senior Notes, including up to approximately $25 million which is expected to be purchased concurrently with the offering of the Convertible Senior Notes.

      Manor Care expects that the new bank facility and the offerings of the Senior Notes and Convertible Senior Notes will close concurrently.

         This press release shall not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

      Manor Care, Inc., through its operating group HCR Manor Care, is the leading owner and operator of long-term care centers in the United States. The company's 61,000 employees provide high-quality care for patients, residents and clients through a network of more than 500 long-term care centers, assisted living facilities, outpatient rehabilitation clinics, and home health care and hospice offices. Alliances and other ventures supply high-quality pharmaceutical products and management services for professional organizations. The company operates primarily under the respected Heartland, ManorCare and Arden Courts names. Manor Care is committed to being the preeminent care provider in the industry. Shares are traded on the New York Stock Exchange under the ticker symbol HCR.

      Statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of federal law. Such forward-looking statements reflect management's beliefs and assumptions and are based on information currently available to management. The forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual



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Manor Care Announces Refinancing, Page 3



results, performance or achievements of the company to differ materially from those expressed or implied in such statements. Such factors are identified in the public filings made by the company with the Securities and Exchange Commission and include changes in the health care industry because of political and economic influences, changes in regulations governing the industry, changes in reimbursement levels including those under the Medicare and Medicaid programs, changes in the competitive marketplace, and changes in current trends in the cost and volume of general and professional liability claims. There can be no assurance that such factors or other factors will not affect the accuracy of such forward-looking statements.

HCR-PR03-5                                                              4/9/03rr